Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made and entered into by and among Abbas Mohaddes (“Employee”), and Iteris, Inc., a Delaware corporation (the “Company”).  Employee and the Company are sometimes collectively referred to as the “Parties” or individually as a “Party.”

RECITALS

A.                                   Employee is resigning as the Company’s President, Chief Executive Officer and Board member effective as of February 25, 2015 (hereinafter “Separation Date”).

B.                                     Employee and the Company are parties to that certain Employment Agreement dated July 29, 2013 (the “Employment Agreement”), and desire to clarify their respective rights and obligations under the Employment Agreement.

C.                                     The Parties desire to end their relationship amicably and resolve any potential disagreements between them, and any matters pertaining to Employee’s employment with the Company and related compensation as specified in this Agreement.  In exchange for and conditioned on Employee entering into and remaining compliant with the terms of this Agreement, the Company has elected to offer Employee additional compensation and benefits to which he would not otherwise be entitled.

AGREEMENTS

Based upon the foregoing, and in consideration of the mutual promises contained in this Agreement, the Employee and the Company (for its benefit and the benefit of the other Releasees as defined below) agree, effective upon the date of the last signature hereto by the Company and Employee (the “Effective Date”), as follows:

1.                                       Acknowledgements.

(a)                                  Payments Received.  Employee represents that he has full power and authority to enter into this Agreement.  Employee further acknowledges and agrees that, other than the consideration set forth in this Agreement, he has been paid all amounts due and owing as of the Effective Date including but not limited to: (i) all base salary or other form of wages; (ii) all accrued but unused paid time off, including vacation; (iii) all expense reimbursements (other than valid business expenses incurred in February 2015 until the Separation Date in the ordinary course of business and in accordance with Company policies and for which adequate documentation of the same has been provided to the Company (the “February Expenses”)); (iv) all other commissions, distributions, bonuses, stock and any other Company benefits due and owing as of the Effective Date; and (v) any contractual entitlements that Employee might otherwise be owed.  Such payments shall in each case be less appropriate withholdings, and Employee confirms he is not owed any monies, including but not limited to those required under the California Labor Code, as of the Effective Date.  Employee further understands, agrees and

Employee:	AM
Company:	GAM

acknowledges that the foregoing amounts are not consideration for this Agreement.  Employee agrees to submit all documentation for the February Expenses prior to the Separation Date in accordance with the Company’s reimbursement policies.

(b)                                 Termination of Employment.  Employee hereby resigns (i) as the Company’s President and Chief Executive Officer, (ii) from the Company’s Board of Directors; and (iii) from all other offices and positions Employee currently holds with the Company and any of its subsidiaries, in each case effective as of the Separation Date.  Employee’s employment with the Company will terminate effective as of the Separation Date.

(c)                                  Confirmation of Shares.  Employee is the record and beneficial owner of an aggregate of 902,588 shares of Common Stock of the Company (collectively the “Shares”) and to the following options to purchase an aggregate of 705,000 shares of the Company’s Common Stock (collectively, the “Options”), which were issued pursuant to the Company’s equity incentive plans:

Option Grant Date	No. of Option Shares	Exercise Price	Options Vested and Exercisable as of the Separation Date (the “Vested Options”)	Options Forfeited as of the Separation Date (the “Forfeited Options”)
June 15, 2006	30,000	$2.21	30,000	0
March 14, 2007	100,000	$2.55	100,000	0
October 2, 2007	200,000	$2.34	200,000	0
May 27, 2009	100,000	$1.41	100,000	0
August 10, 2011	75,000	$1.10	56,250	18,750
July 29, 2013	100,000	$1.81	25,000	75,000
November 18, 2014	100,000	$1.87	0	100,000
	705,000		511,250	193,750

Except to the extent provided for herein, the exercise of Employee’s vested Options shall continue to be governed by the terms and conditions of the Company’s equity incentive plans and related agreements.

(d)                                 Continuation of Service; Impact of Separation on Options.  Employee is concurrently agreeing to provide certain bona fide transition consulting services to the Company and its subsidiaries as set forth in Section 2(d) herein.  The Parties agree that the date of the cessation of Service as defined in the Company’s equity incentive plans and his related agreements for all purposes shall be the earlier of (i) August 31, 2014; or (ii) the earlier termination of the Transition Period as set forth herein, but that no further vesting of any of the Options will take place after the Separation Date notwithstanding that such transition consulting services may occur after the Separation Date.  As such, Employee shall have the right to exercise the Vested Options during the Transition Period and for three (3) months following the termination of the Transition Period. Employee further agrees that all of the Forfeited Options shall be cancelled and forfeited as of the Separation Date in accordance with the Company’s equity incentive plans and the related agreements, without any further consideration or action required on the part of the Company.  Employee acknowledges and agrees that except for the Shares and Options described in Section 1(c) above, Employee, directly or indirectly, (i) does not own any other securities of the Company and (ii) has no options, warrants or has any other rights to acquire any securities of the Company.

Employee:	AM
Company:	GAM

(e)                                  Impact on Employment Agreement.  The Parties agree that the Company shall have no further obligations under the Employment Agreement; provided however, Employee agrees that Sections 6 through 10 of the Employment Agreement shall continue in full force and effect in accordance with its terms following the termination of Employee’s employment with the Company.

2.                                       Consideration.  The Parties recognize that, apart from this Agreement, the Company is not obligated to provide the Employee with certain of the benefits set forth in this Section 2.  Subject to Employee’s continued full compliance with the terms and conditions of this Agreement, the surviving Sections of the Employment Agreement, the Company agrees to provide Employee the following consideration:

(a)                                  Salary Continuation Payments.  The Company shall pay to Employee salary continuation payments in the aggregate amount of $380,000 (less applicable withholdings), representing Employee’s base salary for twelve months (the “Severance Amount”), provided that Employee remains compliant with the obligations of this Agreement and the surviving Sections of the Employment Agreement (including, but not limited to, full compliance with Section 7 of this Agreement and Section 7 of the Employment Agreement).  The Severance Amount shall be payable to Employee in 26 installments of $14.615.38, less applicable withholdings, on the Company’s regular payroll dates in accordance with the Company’s regular payroll practices commencing on the first regular pay period following the Effective Date until such Severance Amount has been paid in full, provided however, to the extent the Severance Amount has not been paid in full by March 15, 2016, the Company shall pay any amount of the Severance Amount that has not been paid as of such date in a lump sum payment no later than March 15, 2016.  The Severance Amount shall be in lieu of any other severance payment payable to Employee, including but not limited to, any severance, salary continuation or other consideration under the Employment Agreement.

(b)                                 Bonus. The Company shall pay to Employee a bonus payment in the amount of $87,500 (less applicable withholdings) (the “Bonus”), payable in a lump sum on the 30th day following the Effective Date.  This Bonus shall be in lieu of any other bonus payment payable to Employee, including but not limited to, any bonus payment pursuant to Section 5.4(a)(ii) of the Employment Agreement.

(c)                                  COBRA.  Provided that Employee timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended, and all applicable regulations (“COBRA”), the Company shall reimburse Employee for the monthly COBRA premiums Employee pays to the Company to obtain health and dental coverage for Employee, but only to the extent that Employee was receiving such coverage as of the Effective Date (the “Coverage Costs”).  In order to obtain reimbursement for the COBRA premiums, Employee must submit appropriate evidence to the Company of each periodic payment of Employee’s COBRA premiums within thirty (30) days after the applicable payment date, and the Company will reimburse Employee for that payment within thirty (30) days after receipt of such submission.  Employee will be eligible to receive such reimbursement until the earliest of: (i) the

Employee:	AM
Company:	GAM

expiration of twelve months following the Separation Date; (ii) the date on which Employee is no longer eligible to receive COBRA continuation coverage; or (iii) the date on which Employee becomes eligible to receive substantially similar coverage from another employer without cost to Employee.  Employee agrees to notify the Company immediately if he becomes eligible to receive coverage under another group health plan.  The Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be Employee’s sole responsibility.

(d)                                 Transition Services and Payments.

(i)                                     As a material and key provision of this Agreement, and to facilitate the management transition to the interim Chief Executive Officer and/or successor Chief Executive Officer, the Parties agree that Employee shall provide certain transition services to the Company for a period of six months following the Effective Date unless earlier terminated in accordance with Section 2(d)(v) below (the “Transition Period”).  The Parties agree that the transition services shall not exceed 20 hours in any given month.

(ii)                                  Such transition services (the “Transition Services”) may include, but are not limited to, the preparation of transition reports on client status, assistance with pending contract negotiations, customer transition communications and assistance, serving as a liaison with industry and professional organizations on behalf of the Company, and such other general transition assistance as may be requested from time to time by the Company’s Chairman of the Board, the interim Chief Executive Officer, and/or the successor Chief Executive Officer.

(iii)                               While providing the Transition Services, Employee shall remain bound by any confidentiality agreements he entered into with the Company, including but not limited to those confidentiality obligations contained hereunder and under that certain Iteris Associate Agreement dated October 1, 2001 between the Company and Employee (the “Existing Confidentiality Agreement”) notwithstanding the fact that his employment has been terminated.  Moreover, in order to protect the sensitive confidential and proprietary information belonging to the Company that Employee may access during the Transition Period, Employee agrees that he shall not, without prior written consent of the Company’s Chairman of the Board, directly or indirectly, provide any concurrent services during the Transition Period (as an employee, independent contractor, advisor, or otherwise) to any business that is competitive with that of the Company, and that his receipt of the Transition Payments is conditioned on Employee’s compliance with the foregoing.

(iv)                              Provided that Employee has not revoked Section 5(d) of this Agreement prior to the end of the seven day revocation period set forth in Section 5(d)(iv) herein and remains fully compliant with the terms of the this Agreement and the surviving Sections of the Employment Agreement, then in addition to the payments and benefits set forth above, in exchange for Employee providing the Transition Services in good faith, the Company agrees to pay Employee (either directly or through an entity controlled by Employee) transition payments that total up to $170,000 in the aggregate, less applicable withholdings, payable in six (6) equal monthly installments of $28,333.33 (the “Transition Payments”), commencing on the last day of the calendar month in which the revocation period set forth in this Section has lapsed.  The Transition Payments shall be treated as payments to an independent contractor (without

Employee:	AM
Company:	GAM

withholdings) unless the Company’s tax accountants advise the Company that such treatment would not comply with the applicable law and the related regulations.  Other than the Transition Payments, the Parties agree that Employee shall not be entitled to any other compensation or benefits in exchange for providing the Transition Services.  In the event Employee revokes Section 5(d) within the seven (7) day revocation period provided for in such Section, then Employee shall not be obligated to provide any Transition Services to the Company and the Company shall not be obligated to pay any of the Transition Payments.  The Company shall also reimburse Employee for valid business expenses incurred during the Transition Period in the ordinary course of business and in accordance with Company policies and for which adequate documentation of the same has been provided to the Company, including, without limitation the monthly cost of Employee’s existing cell phone during the Transition Period.  Notwithstanding the foregoing, any expenses in excess of $500 must be approved in writing in advance by the Company’s Chairman of the Board, the interim Chief Executive Officer or the replacement Chief Executive Officer in order to qualify for the foregoing expense reimbursement.

(v)                                 At any time after March 31, 2015, Employee may terminate this Transition Services arrangement by providing written notice to the Company’s Chairman of the Board of such termination, and Termination Period shall end on the date such notice is given.  Employee shall not be required to provide any further Transition Services under this Section 2(d), and the Company shall have no further obligation to make any further Transition Payments for any period after the date of such termination; provided however, the final Transition Payment for the month in which the Transition Services are terminated shall be prorated on daily basis up to the termination date.

(e)                                  Withholding Taxes.  The Company shall deduct from any and all payments hereunder, including any consideration under this Section 2, any withholding taxes and other lawful deductions the Company deems appropriate.

3.                                       No Rights to Additional Benefits; No Admission of Liability. Employee acknowledges and agrees that, apart from this Agreement, the Company is not obligated to provide Employee with certain of the benefits set forth hereunder, including the Bonus and certain other consideration referenced in Section 2, and that such consideration is in exchange for entering into this Agreement.  Employee will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement.  The Parties specifically acknowledge and agree that this Agreement is a compromise of any potential disputed claims.  The Parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any Party.

4.                                       Taxes.  Notwithstanding any tax deductions and withholdings permitted by Section 2(e) above, Employee shall pay in full when due, and shall be solely responsible for, any and all federal, state or local income taxes that are or may be assessed against Employee relating to the consideration provided hereunder, including the severance payments or other consideration received pursuant to this Agreement, as well as all interest or penalties that may be owed in connection with such taxes.  Employee is not relying on any representations or conduct of the Company with respect to the adequacy of any withholdings.

Employee:	AM
Company:	GAM

5.                                       Release.

(a)                                  General Release.  Each of Employee (on behalf of himself his spouse, successors, heirs, and assigns), subject to the exceptions of Section 5(c) of the Agreement, fully and forever releases, discharges, and agrees not to sue, the Company or any of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns (collectively, “Releasees”),  with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the Effective Date, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the Employment Agreement, the Options, Employee’s services to the Company, working conditions, and cessation of employment with the Company.

(b)                                 Release of Employment Related Claims.  Employee understands and agrees that he is waiving any and all rights he may have had through the Effective Date to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, claims of wrongful discharge, breach of contract (both express and implied), interference with contract or prospective economic advantage, breach of the covenant of good faith and fair dealing, fraud, promissory estoppel, violation of public policy, retaliation, defamation, libel, slander, discrimination, physical injury, emotional distress, invasion of privacy, negligent or intentional misrepresentation, claims under the Employee Retirement Income Security Act (except for claims for vested benefits under a pension or retirement plan), the Federal Rehabilitation Act, the Family and Medical Leave Act, the Equal Pay Act, the Fair Credit Reporting Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Fair Labor Standards Act, the releasable provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment, employment discrimination or harassment, and any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement.  Employee also understands and agrees that, other than Employee’s rights under the Shares and the Vested Options that are described in Section 1(c), he is relinquishing, waiving and releasing any and all rights Employee may have had relating to the Forfeited Options and any other stock, stock options, agreements or options to purchase stock, or rights relating to such stock or stock options, including, but not limited to, vesting and exercise rights.  Additionally, Employee understands and agrees that he is relinquishing, waiving and releasing any and all rights for monetary damages pursuant to Title VII of the Civil Rights Act of 1964, as amended, and the Americans with Disabilities Act, as amended.  Employee acknowledges that he is waiving such claims in exchange for good and valuable consideration that he acknowledges he is receiving by this Agreement that is in addition to anything of value to which he is otherwise already entitled.  Notwithstanding the foregoing, this release shall not extend to claims for indemnification in third party actions (i.e., those actions not brought by Employee or at his direction or assistance) under that certain Indemnification Agreement dated April 18, 2005 between the Company and Employee; provided however, that Employee shall provide written notice to the Company of any such claim subject to indemnification within fifteen (15) days of receipt of notice of such claim by Employee.

Employee:	AM
Company:	GAM

(c)                                  Exception to Release.  Although this is an otherwise general release, it does not apply to:  (i) rights or claims that arise after the Effective Date; (ii) claims for insurance benefits under COBRA; (iii) claims for unemployment compensation and/or workers’ compensation; (iv) claims with respect to vested benefits under a pension or retirement plan governed by the Employee Retirement Income Security Act; (v) claims for breach of this Agreement or the Vested Options; and (vi) claims that, as a matter of applicable law, are not waivable or otherwise subject to release.

(d)                                 ADEA Waiver.  Employee expressly acknowledges and agrees that, by entering into the Agreement, Employee is knowingly and voluntarily waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and the Older Workers’ Benefit Protection Act, as amended (“OWBPA”) which have arisen on or before the Effective Date.  Employee also expressly acknowledges and agrees that:

(i)                                     In return for the release contained in this Section 5(d), Employee will receive the consideration set forth in Section 2(d) (i.e., something of value, beyond that to which he was already entitled before entering into the Agreement);

(ii)                                  Employee has been advised by this writing that he should consult with an attorney prior to executing this Agreement;

(iii)                               This Agreement was presented to Employee on or before February 22, 2015, and Employee has twenty-one (21) days within which to consider this Agreement (in the event Employee signs this Agreement and returns it to the Company in less than the 21-day period, he acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement; the Parties agree that any changes to this Agreement, whether material or immaterial, do not restart this 21-day consideration period);

(iv)                              Employee has seven (7) days following his execution of this Agreement to revoke Section 5(d) of this Agreement, and such Section shall not be effective until after the seven (7) day revocation period has expired. Employee understands that any such revocation must be made in writing and personally delivered to Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, Attention: Greg Miner, Chairman of the Board within such seven (7) day revocation period. Employee understands and agrees that if he revokes this Agreement, then the release contained in Section 5(d) of this Agreement shall be cancelled and rendered void and of no further force or effect, and no Transition Payments shall be made to Employee hereunder; and

(v)                                 Nothing in the Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of the waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Employee:	AM
Company:	GAM

(e)                                  Permitted Disclosures and Actions.  Notwithstanding any provisions set forth herein, this Agreement does not (i) prevent or prohibit Employee from filing a claim with a federal, state or local government agency responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Securities Exchange Commission (“SEC”), or their applicable state and/or local equivalent.  Moreover, this Agreement does not prohibit or restrict Employee, the Company, or the other Releasees from lawfully:  (i) initiating communications directly with, cooperating with, providing relevant information (including but not limited to information regarding the existence of or facts and circumstances underlying this Agreement), or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law relating to fraud or any SEC rule or regulation; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws; (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; or (iii) participating, cooperating, testifying, or otherwise assisting in any governmental action, investigation, or proceeding relating to a possible violation of any such law, rule or regulation.  Further, nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the SEC or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances, or regarding any potentially fraudulent or suspicious activities.  However, to the fullest extent permitted by law, Employee agrees that if any claim, charge, complaint or action against the Company covered by the release provision of this Agreement is brought by Employee, for Employee’s benefit or on Employee’s behalf, Employee expressly waives any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief from the Company based upon any such claim, charge, complaint or action.  To the extent Employee receives any personal or monetary relief from the Company based on any such claim, charge, complaint or action, the Company will be entitled to an offset for the payments made pursuant to this Agreement.

(f)                                    Release of Unknown Claims.  Employee acknowledges that he has been advised to consult with legal counsel and is familiar with and expressly waives any and all rights and benefits conferred upon Employee by Section 1542 of the California Civil Code or any similar provision of any other state law that contains a provision similar to the following:

A general release does not extend to claims which the creditor [e.g. Employee] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [e.g. the Company and other Releasees].

Employee expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which such Employee may have against the Company or any of the other Releasees.

Employee:	AM
Company:	GAM

(g)                                 Mistakes in Fact; Voluntary Consent.  Employee expressly and knowingly acknowledges that, after the execution of this Agreement, Employee may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement.  Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts, and Employee intends to fully, finally, and forever settle and release those claims released in this Agreement.  In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional different claims and Employee assumes the risk of mistakes, and if Employee should subsequently discover that any fact relied upon in entering into this Agreement was untrue or that his understanding of the facts or law was incorrect, Employee shall not be entitled to set aside this Agreement or the settlement reflected in this Agreement or be entitled to recover any damages on that account.

(h)                                 Employee represents and warrants that he does not presently believe that he suffers from any work-related injury or illness.

6.                                       No Lawsuits.  Employee represents that he has not filed any claims, charges, complaints or actions against the Company or any of the Releasees, or assigned to anyone any charges, complaints, claims or actions against the Company or any of the Releasees.  Employee agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by such Employee or on his behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted, subject to the exceptions of Section 5(c) of the Agreement.  Employee also agrees, subject to the exceptions of Section 5(c) of the Agreement, that if any claim is prosecuted in his or its name before any court or administrative agency that Employee waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.  Employee further agrees to cooperate fully with the Company in the event of a lawsuit or threat of lawsuit arising out of acts and events occurred during Employee’s employment with the Company; provided that Employee is reasonably compensated for his time and services after the Consulting Period. .

7.                                       Confidentiality; Impact on Employment Agreement and Confidentiality Agreement.

(a)                                  Employee agrees that he will not, directly or indirectly, disclose to others, except to the extent required by law, subpoena and as discussed in Sections 5(c) and 5(e) of the Agreement or otherwise lawfully and publicly disclosed by the Company, (i) any of the negotiations related to this Agreement, or (ii) any disparaging information pertaining to or relating to Employee’s employment with the Company, or the Company’s employees, directors or agents, except that Employee may disclose such facts to his attorneys, accountants, insurers or other professional advisors to whom the disclosure is necessary to effect the purpose for which the professional has been consulted, provided that the professional agrees to be bound by his confidentiality provision.  Except as otherwise specifically provided herein, Employee agrees that if ever asked to disclose any fact covered by this Section he must state words to the effect of “I cannot comment” until such time when the information becomes available in the public

Employee:	AM
Company:	GAM

domain through no fault of Employee.  Notwithstanding the foregoing, nothing contained in this Section shall preclude Employee from revealing or describing Employee’s employment with the Company to prospective employers; provided however, such disclosure shall be limited to the fact that Employee was employed by the Company, the dates of his employment, his job titles, and the nature and depth of his job responsibilities and accomplishments while employed by the Company.  Employee agrees to direct all requests for references to Kevin Daly, Interim Chief Executive Officer, c/o Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705 (Email: kdaly@maxxess-systems.com).  The obligations contained in this Section shall be in addition to the Existing Confidentiality Agreement, as well as the provisions of Section 7 of the Employment Agreement (including, without limitation, the non-disparagement, confidentiality, non-solicitation and other provisions contained therein), which shall remain in full force and effect and any other confidentiality agreements between the Parties, all of which Employee agrees to continue to comply with.  Notwithstanding the foregoing, nothing in this Agreement shall be construed as precluding disclosure where such disclosure is required and compelled by law, or otherwise permitted by Sections 5(c) and 5(e) of this Agreement.  In the event that Employee is required and compelled by law to disclose any such matters, except where disclosure is permitted pursuant to Sections 5(c) and 5(e) of this Agreement, Employee will first give fifteen (15) days advance written notice (or, in the event that it is not reasonably practicable to provide fifteen (15) days written notice, as much written notice as is reasonably practicable under the circumstances) to the Company so that the Company may present and preserve any objections that it may have to such disclosure and/or seek an appropriate protective order.  Employee acknowledges and agrees that this Section is a material inducement to the Company’s entering into this Agreement, and further acknowledges and agrees that any breach of this Section by such Employee shall subject him to a claim for damages or equitable relief (or both), including but not limited to injunctive relief.

(b)                                 Public Announcement.  Prior to the execution of this Agreement, the Parties shall have mutually approved the form of press release announcing Employee’s resignation from the Company.  Neither Party shall make any additional public announcement relating to Employee’s cessation of employment without the prior consent of the other party, except that to the extent the Company believes it is required to make such disclosures pursuant to the applicable securities laws and related regulations, the Company may make such disclosures without Employee’s consent provided that either (i) the Company affords Employee the opportunity to review and comment on such disclosure at least 24 hours prior to such disclosure; or (ii) such disclosure is substantially identical to information  that have previously been publicly announced in accordance with this Section.

(c)                                  Non-Solicitation.  Employee agrees that for a period of twenty-four (24) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.  This provision shall be in addition to the non-solicitation provisions that are set forth in the Employment Agreement, which shall remain in full force and effect.

(d)                                 Company Non-Disparagement.  For three (3) years following the Effective Date, the Company shall refrain from making, either orally or in writing, directly or indirectly, disparaging statements about Employee, except that the Company may make any truthful

Employee:	AM
Company:	GAM

statement to the extent (i) necessary to rebut any untrue public statements made about the Company; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including the enforcement of this Agreement or the Employment Agreement; (iii) required by law or regulation, or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over the Company; or (iv) made as a good faith competitive statement in the ordinary course of business.

8.                                       Return of Company Property.  Employee understands, acknowledges and agrees that whether or not Employee signs this Agreement, he has both a contractual and common law obligation to protect the confidentiality of the Company’s trade secret information after the termination of Employee’s employment for so long as the information remains confidential.  Employee further agrees to immediately return all Company property in his possession, including but not limited to documents, all materials, documents, photographs, handbooks, manuals, electronic records, files, cellular telephones, keys and access cards, prior to the Effective Date, but excluding Employee’s Company issued cell phone, laptop computer and iPad, which Employee may retain as Employee’s personal property provided that Employee returns such devices to the Company so that the Company can remove all of the Company’s information and data from such devices.

9.                                       Non-Assignment.  Employee represents and warrants that Employee has not assigned or transferred any portion of any claim or rights he has or may have to any other person, firm, corporation or any other entity, and that no other person, firm, corporation, or other entity has any lien or interest in any such claim.

10.                                 Section 409A

(a)                                  Interpretation.  The payments and benefits under this Agreement (including, without limitation, the COBRA premium reimbursements provided pursuant to Section 2(c)) are intended, where possible, to comply with the exemption to Internal Revenue Code Section 409A (“Section 409A”) described in Treasury Regulation Section 1.409A 1(b)(4).  Any COBRA premium reimbursement payments provided pursuant to Section 2(c) that do not comply with such exemption are intended, where possible, to comply with the exemption to Section 409A described in Treasury Regulation Section 1.409A-1(b)(4).  Accordingly, the provisions of this Agreement shall be applied, construed and administered so that such payments or benefits qualify for the exceptions described above, to the maximum extent allowable.  For purposes of this Agreement, each amount to be paid or benefit to be provided to Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A.

(b)                                 Reimbursements.  The following provisions shall be in effect for any reimbursements to which Employee otherwise becomes entitled under this Agreement that are not otherwise exempt from the requirements of Section 409A, in order to assure that such reimbursements and allowances are effected in compliance with the applicable requirements of Section 409A: (i) the amount of expenses eligible for reimbursement during any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year; (ii) Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment; and (iii) in no event will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.

Employee:	AM
Company:	GAM

11.                                 Miscellaneous Provisions.

(a)                                  Breach.  The Company will have no further obligations pursuant to this Agreement or the Employment Agreement in the event Employee breaches any material provision of this Agreement or the Employment Agreement. For the purposes of clarity, the breach of any provision contained in Section 7 of this Agreement and Section 7 of the Employment Agreement shall be deemed to be a breach of a material provision of the Agreement and Employment Agreement, respectively.

(b)                                 Injunctive Relief.  Without intending to limit the remedies available to the Company, the Employee acknowledges that a breach of any of the covenants contained in Section 7 of this Agreement or Section 7 of the Employment Agreement may result in the material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat: (i) the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by Section 7 of this Agreement and Section Sections 7 of the Employment Agreement; and (ii) any remaining payments due to Employee under Section 2 shall be forfeited, and the Transition Period shall end. If for any reason it is held that the restrictions under this Section are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration or scope of identified in this Section as will render such restrictions valid and enforceable.

(c)                                  Integration.  This Agreement, and such documents that are survived by reference in this Agreement, constitute a single, integrated written contract expressing the entire agreement of the Parties concerning the subject matter referred to in this Agreement.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement.  All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(d)                                 Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement shall be binding upon any Party to this Agreement unless made in writing and signed by each of the Parties, nor shall be asserted by any Party based upon any act or performance unless evidenced by a specific writing acknowledging the same by the Party to be charged.

(e)                                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.

Employee:	AM
Company:	GAM

(f)                                    Non-Reliance on Other Parties.  Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or of any representative or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement.

(g)                                 Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.  Accordingly, no Party shall be deemed to be the drafter of this Agreement.  The Company shall bear its own costs, attorneys’ fees, and other fees incurred in connection with the negotiation and preparation of this Agreement and shall reimburse Employee for up to $5,000 of Employee’s reasonable costs, attorneys’ fees and other fees incurred by Employee in connection with the negotiation and preparation of this Agreement.

(h)                                 Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them.  In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Releasees.

(i)                                     Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of California without taking into account conflict of law principles.

(j)                                     Facsimile and Counterpart.  This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ, UNDERSTOOD, AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT EMPLOYEE HAS HAD AT LEAST 21 DAYS IN WHICH TO CONSIDER AND REVIEW THE AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT EMPLOYEE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND THE RELEASEES FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

ITERIS, INC.		EMPLOYEE:

BY:	/s/ GREG MINER	/S/ ABBAS MOHADDES
	Greg Miner, Chairman of the Board	ABBAS MOHADDES
Dated:	February 25, 2015	Address:

		Dated:	February 25, 2015

Employee:	AM
Company:	GAM